SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 21, 2026

AI Era Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-55979	37-1740351
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

144 Main Street, Mt. Kisco, NY	10549
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (917) 336-2398

______________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      [ ]

1

Item 1.01 Entry into a Material Definitive Agreement.

On February 21, 2026, AI Era Corp. (the “Company”) entered into an Equity Purchase Agreement (the “Purchase Agreement”) with Monroe Street Capital Partners, LP (the “Investor”). Pursuant to the Purchase Agreement, the Company has the right, but not the obligation, to sell to the Investor up to Thirty Million Dollars ($30,000,000.00) (the “Maximum Commitment Amount”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), from time to time during the Commitment Period (as defined below), subject to the terms, conditions, limitations, and procedures set forth in the Purchase Agreement.

Under the Purchase Agreement, the Company may, at its discretion and subject to satisfaction of specified conditions (including the effectiveness of a registration statement covering the resale of the shares issuable thereunder), deliver a Put Notice to the Investor specifying the number of shares of Common Stock (the “Put Shares”) to be purchased by the Investor. Each Put is subject to a minimum of $25,000 (calculated using the Initial Purchase Price) and a maximum of the lesser of $500,000 (calculated using the Initial Purchase Price) or 200% of the Average Daily Trading Value during the seven Trading Days immediately preceding the Put Date. The Purchase Price per share for each Put is the lesser of (i) 85% of the VWAP on the Trading Day immediately preceding the Put Date (or 95% if the Principal Market is any tier of Nasdaq or NYSE on the Put Date) or (ii) 85% of the lowest VWAP during the Valuation Period (or 95% if the Principal Market is any tier of Nasdaq or NYSE during the entire Valuation Period), subject to adjustments. The Investor is required to purchase the Put Shares, with payment of the Investment Amount (Purchase Price minus Clearing Costs) due on specified weekly Payment Dates.

As consideration for entering into the Purchase Agreement, the Company agreed to issue 100,000 shares of Common Stock (the “Commitment Shares”) to the Investor, with 25,000 shares issued upon execution and the remaining 75,000 shares issued in tranches upon the Company drawing aggregate amounts of $2,500,000, $5,000,000, and $7,500,000 under the facility. The Investor is entitled to certain protections, including a beneficial ownership limitation of 4.99% (subject to adjustment in certain circumstances), and the Company is subject to customary covenants, including prohibitions on entering into competing equity lines of credit or variable rate transactions without the Investor’s consent during specified periods.

The Purchase Agreement contains customary representations, warranties, covenants, indemnification obligations, and termination provisions. The Commitment Period commences on February 21, 2026, and ends on the earlier of (i) the full draw of the Maximum Commitment Amount, (ii) 24 months from the date thereof, (iii) termination by the Company (subject to limitations, including no termination during a Valuation Period or while the Investor holds Put Shares), (iv) certain registration-related events, or (v) bankruptcy or similar events. The provisions addressing indemnification, governing law, arbitration, and certain other matters survive termination.

Concurrently with the Purchase Agreement, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investor. Pursuant to the Registration Rights Agreement, the Company is obligated to file with the Securities and Exchange Commission (the “SEC”) an initial registration statement (the “Registration Statement”) covering the resale by the Investor of the Commitment Shares and any Put Shares issued or issuable under the Purchase Agreement (collectively, the “Registrable Securities”). The Company must use commercially reasonable efforts to file the initial Registration Statement within 30 calendar days after February 21, 2026, and to cause it to be declared effective by the SEC within 90 calendar days after filing (or earlier if possible). The Company must maintain the effectiveness of the Registration Statement (including through post-effective amendments or new registration statements as necessary) throughout the Registration Period, which continues until the Investor has sold all Registrable Securities and the Maximum Commitment Amount has been fully drawn. The Registration Rights Agreement includes customary provisions regarding prospectus supplements, blue sky qualifications, review and comment rights, indemnification, suspension rights, and remedies for delays or failures in effectiveness or maintenance of effectiveness.

2

The foregoing descriptions of the Purchase Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of such agreements, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

The securities to be issued under the Purchase Agreement and related agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Commitment Shares and any Put Shares will be issued in reliance on exemptions from registration under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Equity Purchase Agreement, dated February 21, 2026, by and between AI Era Corp. and Monroe Street Capital Partners, LP.
10.2	Registration Rights Agreement, dated February 21, 2026, by and between AI Era Corp. and Monroe Street Capital Partners, LP.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AI Era Corp.

/s/ Chiyuan Deng

Chiyuan Deng

Chief Executive Officer and Chief Financial Officer

Date: February 24, 2026

4